Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 15, 2013 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $2,202,000 for the three months ended November 30, 2012, compared to sales of $2,945,000 for the prior year period, a decrease of $743,000 or 25%. During the current quarter, the Company saw an increase in its stent coating systems and servo units, which was offset by lower sales of nozzles and generators, widetrack units, and robotic controlled spraying systems when compared to the prior year. For most of this year the Company has been affected by the slowdown in the solar energy industry due to overcapacity in that market. In addition, sales to other customers and segments have been affected by a slowdown in government programs as governments work to regain fiscal balance.

The Company reported net income of $25,000 for the three months ended November 30, 2012, compared to $196,000 for the prior year period, a decrease of $171,000. However, the Company’s gross profit margin was healthy at 49%. The current period reduction in net income was due to the decrease in overall sales levels, and has led to cost reductions to maintain profitability while the slowdown persists.

The Company reported sales of $7,433,000 for the nine months ended November 30, 2012 as compared to $9,084,000 for the prior year period, a decrease of $1,651,000 or 18%. The Company reported net income of $96,000 for the nine months ended November 30, 2012 compared to $872,000 for the prior year period, a decrease of $776,000. For the nine months ended November 30, 2012, the Company reported $3,597,000 in gross profit as compared to $4,618,000 for the prior year period, a decrease of $1,021,000. The gross profit margin was 48% of sales for the nine months ended November 30, 2012 and 51% of sales for the nine months ended November 30, 2011. The decrease in net income and gross profit are related to the overall decrease in sales, which is currently being offset by cost reductions.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “This year continues to be a challenging one, with sales reductions on the order of 18% compared to last year. In response, we have consolidated our management organization and reduced costs to maintain a profitable business and conserve cash for future opportunities. However, we are not reducing our efforts to create and sell new systems to additional market niches. Our Company has shown resilience in the face of changing market conditions, and we expect to be ready to capitalize on the eventual upswing. We will continue to focus our efforts on printed circuit board and developing electronics segments, advanced energy market segments, where there is continuing investment taking place, medical industry opportunities involving newer implantable devices, and industrial markets such as glass, textiles, and food applications. We have business activity underway in each of these segments at present and will work to expand them.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Nine Months Ended November 30,		Three Months Ended November 30,
	2012	2011	2012	2011

Net Sales	$7,433,215	$9,083,801	$2,202,406	$2,944,772

Gross Profit	$3,596,704	$4,617,667	$1,081,634	$1,506,120

Net Income	$96,101	$871,923	$25,265	$195,803

Basic Earnings Per Share	$0.01	$0.06	$0.00	$0.01

Diluted Earnings Per Share	$0.01	$0.06	$0.00	$0.01

Weighted Average Shares - Basic	14,478,044	14,441,743	14,500,592	14,442,211

Weighted Average Shares - Diluted	14,581,386	14,540,733	14,576,211	14,483,245

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; maintenance of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.